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                                                                   EXHIBIT 3.100

                            CERTIFICATE OF FORMATION

                                       OF

                     MeriStar Safety Harbor Company, L.L.C.

     1. The name of the limited liability company is MeriStar Safety Harbor Company, L.L.C.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of MeriStar Safety Harbor Company, L.L.C. this Thirtieth day of September 1998.



                                        /s/ Christopher L. Bennett
                                        -----------------------------
                                        Christopher L. Bennett
                                        Authorized Person